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                                                                   EXHIBIT 10.26

PortaCom Wireless


Kingdom of Cambodia
Telecommunications Project



October 1996



JOINT VENTURE AGREEMENT
-----------------------

For the establishment of a joint enterprise for a CDMA based telecommunication system in THE KINGDOM OF CAMBODIA between THE MINISTRY OF POSTS AND TELECOMMUNICATIONS OF CAMBODIA (MPTC) and PORTACOM WIRELESS, INC.



JOINT VENTURE AGREEMENT
-----------------------


In reference to:

I) Request for approval of an investment by PortaCom Wireless, Inc. for a CDMA based Telecommunication System;

II) Letter No. 232/96 dated 16/02/96 from the Council for the Development of Cambodia;

III) Letter No. 1052 SCN dated 17/09/96 and 1204 scn dated 29/10/96 from the office of Prime Ministers.


THIS JOINT VENTURE AGREEMENT is made and entered into this 26/th/ December, 1996 by and between:

A. The Royal Government of Cambodia represented by the Ministry of Posts and Telecommunications of Cambodia (hereinafter referred as "Party A") having its principal office at the corner of Street 13/102, Wat Phnom Section, Daun Penh District, Phnom Penh, Cambodia;

AND
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B.  PORTACOM WIRELESS, INC. (hereinafter referred as PCW or as "Party B"), represented herein by Mr. Douglas Mac Lellan, its President and Chief Executive Officer, and Mr. Paul R. Carr, its Vice-President, having its principal office at 8055 W. Manchester Avenue, Suite 730, Playa Del Rey, California 90293, U.S.A., and Khmer Sameky Telecom Co., Ltd., a Cambodian Limited Liability company, represented herein by Mr. Sarun Oeurn, its President and Chief Executive Officer, having its principal office at No. 14, Street 327, Boeugkok 2, Toulkork, Phnom Penh, Cambodia.

WHEREAS, Party A experienced in telecommunications business ventures and regulatory authorities in the Kingdom of Cambodia, its interested in con-operating with PCW;

WHEREAS, Party B holds significant experience in the development, start up, operation and ownership of wireless and territorial based telecommunications networks and services in emerging market;

WHEREAS, Party A and Party B mutually desire to enter into this Agreement to establish and operate a CDMA based telecommunications System in the Kingdom of Cambodia.

NOW, therefore, the parties hereby agree as follows:


1.  DEFINITIONS


"MPTC" means Ministry of Posts and Telecommunications of Cambodia as a regulator.

"Company" means a to be formed Cambodian Limited Liability company "American Cambodian Telecom, LTD."

"Cambodian Law" means any laws, treaties, statutes, regulations, decrees and other legally binding promulgation of any national or local Cambodia governmental authority (ies) or body (ies), which are authorized to make such laws, statutes, regulations, degrees or promulgations now in existence or that may in the future come into force in the Kingdom of Cambodia throughout the term of this Agreement.

"Equipment" means the Mobile Telephone Exchange (MTX), Mobile Switching Centers
(MSC), Base Station Controllers (BSC), Base Transceiver Station (BTS), Radio Base Station (RBS), transmission equipment and other network element which, when connected/ interfaced together, constitutes a CDMA System described in the attached License.

"CDMA" means Code Division Multiple Access telecommunications technology and or other PCS equivalent technology operated on the 1900 MHZ frequency band.
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"CDMA Based Telecommunication System" and or "CDMA System" means the installation and operation of base stations, cellular switch exchanges and any other facilities and equipment directly involved in the provision, development and operation of a PCS 1900 based mobile cellular system.

"License" means the License awarded to the Company by MPTC for the installation and operation of a CDMA Based Telecommunications System in the Kingdom of Cambodia. A copy of which is attached hereto and incorporated herein by reference.

"Net Interconnect Charge" means the difference between the in payment and out payment of interconnect charges with all other operations in Cambodia.



2.  NAME


The name of the company is American Cambodian TeleCom, LTD. (Hereinafter referred to as the "Company"). The registered office of the Company shall be at No. 435E2, Preash Sisowath Quay, Phnom Penh, Kingdom of Cambodia or P.O. Box 2352, Phnom Penh, Kingdom of Cambodia.


3. OBJECTIVES


The Company shall, through its License, install and operate base stations, cellular switch exchanges and any other facilities and equipment directly involved in the provision, development and operation of a PCS 1900 CDMA based mobile cellular system and a paging system (Annex "A".)

The Company shall obtain all necessary licenses, permits and authorizations required under applicable law to install, operate and expand, as and when necessary, the PCS 1900 CDMA based mobile cellular system throughout the Kingdom of Cambodia excluding Wireless Local Loop.

The Company will also market and sell CDMA telecommunications services, equipment, terminals, handsets to customers throughout the Kingdom of Cambodia.


4.  DURATION


The duration of this agreement shall be the same as the duration of the License for the provision and operation of CDMA based Telecommunications System within the
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Kingdom of Cambodia awarded to PortaCom by MPTC.

This Agreement shall be reviewed every five (5) years by both parties if requested by any party.


5.  START OF CDMA SYSTEM COMMERCIAL SERVICE


PortaCom shall start the commercial service of CDMA system not later than 24 months after the signing of this Joint Venture Agreement. The license for CDMA System for PortaCom shall become void if there is any deviation from the above timing.


6.  CAPITAL AND SHARES


A. For the first year after signing this Agreement, the initial share capital of the Company shall be 50,000,000.00 Cambodian Riel, or the monetary equivalent in US Dollars, which shall initially be contributed and owned entirely by PCW and Khmer Sameky Telecom Co., Ltd. according to the following schedule:

I) PCW shall own 84% of the share capital and shall contribute US $ 15,925.92 or the monetary equivalent in Cambodian Riel; and

II) Khmer Sameky TeleCom Co., LTD. shall own 14% of the share capital and shall contribute US $ 2,592.59 or the monetary equivalent in Cambodian Riel.

B. The share capital of the Company can be increased by creating new shares in cash or by any other means that the Board of Directors and/or shareholders approve of, provided that it is in compliance with the statutes of the Company and Cambodian Law. Any debt financing approved by the Board of Directors shall be negotiated and secured by the Company on commercial terms. Such loans shall only be guaranteed by the Company and/or PCW when, and if necessary. Under no circumstances shall the MPTC or any other government agency or ministry guarantee the debt of the Company unless their prior written consent is obtained.

At the end of the first year after signing this agreement, PCW agrees to buy out Khmer Sameky TeleCom Co., Ltd.

C. After one year, the initial share Capital of the Joint Enterprise is USD 5,000,00.00 (US Dollars Five Million and zero/100) of which the share capital of Party A is 25% (twenty five percent) and 75% (seventy five percent) the share of Party B.

D. The total contribution 100% (one hundred percent) for the share capital shall be
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made by Party B.

E. At the end of the Agreement and License period, or any extension, or the early termination of the Agreement, MPTC shall be entitled to 100% (one hundred percent) of the fixed asset of the Company.

F. The capital of the Joint Enterprise may be increased by the issuance of new shares or by other means as the Board of Directors and/or shareholders deem appropriate in accordance with the articles of Association and the applicable law of the Kingdom of Cambodia. In such case, the share holding ratio mentioned above shall be maintained by Party A on a twenty five (25%) percent of the first Capital Joint Enterprise of US $5,000,000.00 of American Cambodian TeleCom, LTD. Party A has the right to purchase any new share to maintain the share holding ratio.


7.  OBLIGATION OF PARTY A


Party A shall be responsible, but not exclusively, for the following:

1. Providing appropriate space, if available, in MPTC building and on MPTC land for the installation of Company equipment;

2. Assisting the Company in processing all customs and importation clearances for equipment entering the Kingdom of Cambodia;

3. Assisting expatriate personnel to obtain entry visa and work permits and processing all related documentation;

4. Keep the contents of this Contract in full confidence and refrain from disclosing the contents hereof to a third party, except as required by

5. Assisting for the Company, pursuant to the Company's application with the Council for the Development of Cambodia (CDC) and or any application to the Cambodian Investment Boards (CIB), the most favorable income and importation tax incentives, and any other investment incentives, available under current, or future Cambodian Law.


8.  OBLIGATION OF PARTY B



Party B shall be responsible, but not exclusively, for the following:
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1.  Assisting in the provision of expertise in the establishment of the network;

2. Ensuring to bring to the Kingdom of Cambodia the modern technologies for the improvement of telecommunication network;

3.  Assisting in the recruitment of expatriate personnel;

4.  Assisting in the provision of ongoing management expertise of the business;

5. Responsible for economic analysis pertaining to the business and the expenses incurred therefrom, upon request;

6. Assisting in the training of Cambodian technical personnel, management, sales and marketing personnel;

7. Arranging for the import of material and technical equipment with the agreement in principle of Party A and at prices based on International Market;

8. Keep the contents of this contract in full confidence and refrain from disclosing the contents hereof to a third party, except as required by law or with the prior written consent of MPTC;

9. The Company shall deposit USD 200,000.00 (two hundred thousand and zero/100 US Dollars) within 45 working days after signing this Agreement. Failure to do so, this Agreement shall be void. If the Company has deposit in a full required amount, the Company shall have a right to withdraw the full deposit amount after commencing the commercial business.


9.  OBLIGATIONS OF THE PARTIES

Each Party shall:

1. Use its best efforts to assist the other Party in Performing such other Party's obligations, hereunder and to ensure the success of the Company;

2. Use its best efforts to maximize publicity and increase market awareness of the Company and its products and/or services throughout the Kingdom of Cambodia and internationally.


10. MANAGEMENT OF THE JOINT ENTERPRISE


1. The Board of Directors shall determine the policies of the Company and direct its
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overall management, decide all major issues concerning the Joint
Venture Company in according with this document, the Articles of Association and the applicable laws of the Kingdom of Cambodia.

2. The Board of Directors shall consist of five (5) members, appointed as follows:

              Party A         two (2) members
              Party B          three (3) members

       - The Chairmen of the Board of Directors shall be appointed by Party B.
       - The Vice Chairman shall be appointed by Party A.

3. The Chairman of the Board of Directors shall be the Chairman of the Board Meeting and shall have the power and duty to call a meeting, to take initiative and to give advice in respect of policies of the Joint Enterprise;

4.  The Joint Enterprise shall be managed by the General Manager;

5. The General Manager and the Secretary of the Board of Directors shall be appointed by B;

6.  The Deputy General Manager shall be appointed by Party A;

7. The General Manager and the Deputy General Manager shall be directors of the Board;

8. The General Manager shall be responsible directly to the Board of Directors for the daily business operations and affairs of the Joint Venture Company and shall supervise the activities of all other personnel.

In case of absence of General Manager, the Deputy General Manager shall act on his behalf having the same authority as conferred to him.


11. ANNUAL GENERAL MEETING (SHAREHOLDERS MEETING)


The annual general meeting of the Joint Enterprise Company shall be convened for the election of directors, approval of the audited financial statements and the transaction of other business not less than once a year, in accordance with the Articles of Association and the laws of the Kingdom of Cambodia.


12. EXTRAORDINARY GENERAL MEETING
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The extraordinary general meeting of the Company shall be convened in accordance with the provisions of the Articles of Association and the laws of the Kingdom of Cambodia.


13. BOARD OF DIRECTORS MEETING


At every Board of Directors meeting, the Chairman of the Board shall preside over as the Chairman of the meeting. In the absence of the Chairman of the Board, the Vice Chairman shall preside over the meeting. In the case where both the Chairman and Vice Chairman of the Board are absent, the Board shall appoint on Director to chair the meeting. The investment and the expansion of the business and the operations of the Joint Enterprise can be performed only when the Board of Directors deem appropriate, provided that the said investment and expansion shall be limited to the field of telecommunications only.

The powers and duties, the proceeding, the vote of Directors and the quorum of Directors meeting shall be defined in accordance with the provisions of the Articles of Association and the applicable laws of the Kingdom of Cambodia.


14. LIMITATION OF LIABILITY


The debts, obligations and liabilities of the Company, whether arising from or in connection with any contract, tort or otherwise, shall be the sole responsibility of the Company, and no Director, Officer, Manager or Attorney of the Company shall be personally liable for any such debt, obligation or other liability of the Company solely by reason of being a Director, Officer, Manager or Attorney of the Company.


15. INDEMNIFICATION OF DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES AND ATTORNEYS


A. Each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she is or was a Director, Officer, Manager, Employee or Attorney of the Company, whether the basis of such proceeding is alleged action in an official capacity or otherwise, shall be indemnified and held harmless by the Company to the fullest extent authorized by Cambodian Law (including indemnification for negligence or gross negligence but excluding indemnification
(I) for acts or omissions involving actual fraud or willful misconduct or (II) with respect to any transaction from which the indemnitee derived improper personal benefit), against all expense, liability and loss
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(including attorney's fee, judgments, fines, exercise tax or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnified person in connection therewith.

B. The right to indemnification conferred in Clause A of this section 15 shall include the right to be paid by the Company the expenses (including attorney's fee) incurred in defending any proceeding in advance of its final disposition (hereinafter an advancement of expenses"). The rights to indemnification and to advancement of expenses shall be contract rights and such rights shall survive as to an indemnified person who has ceased to be a Director, Manager, Officer, Employee or Attorney and shall inure to the benefit of the indemnified person's heirs, executors and administrators.

C. The rights to indemnification and to the advancement of expenses shall be inclusive of any other right that any other person or entity may have or hereinafter acquire under any statute, agreement, vote or otherwise.

D. The Company may maintain insurance, at its expense, to protect itself and any Director, Manager, Officer, Employee or Attorney of the Company against any expense, liability or loss, irrespective of whether or not the Company would have the power or indemnify such person(s) against expense, liability or loss under Cambodian Law.

E. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to advancement of expenses to any other agent of the Company to the fullest extent of the provisions of this section with respect to the indemnification and advancement of expenses of Directors, Officers and Attorneys of the Company.


16. SHARING OF REVENUES


MPTC shall be paid the following percentages of gross revenue, which are derived from the following charges:

- Connection fee
- Monthly rental
- Local charges
- Long Distance charges
- Surcharge on international calls
- Net interconnect settlement charge
- Profit of the sales of handsets, equipments, terminals and others of the CDMA PCS 1900 System
- All other service charge
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- 7% gross revenue per annum for the first three (3) years of commercial operation of CDMA System;
- 12% gross revenue per annum for the second three (3) years of commercial operation;
- 15% gross revenue per annum for the rest of the contract duration.


17. DISTRIBUTIONS


Within ninety (90) days following the completion of the yearly audit, the General Manager shall prepare a proposal based on the results of the yearly audit regarding the distribution of net profits and submit it to the Board of Directors for examination and approval notwithstanding the equity interests in clause 6 above, the parties agree that any dividend shall be in the proportion:

- Party A      20% (twenty percent)
- Party B      80% (eighty percent)


18. FINANCIAL STATEMENTS, ACCOUNTING AND BALANCE SHEETS


1. The fiscal year of the Company shall commence on January 1/st/ and end on December 31/st/ of each year. For the first year of operations, the fiscal year shall start from the commencement of commercial operations and end on December 31/st/ of that year;

2. The internal quarterly financial statements of the Joint Enterprise shall be carried out in accordance with the International Accounting Standard (IAS) and recognized by the Ministry of Finances of the Kingdom of Cambodia;

3. The account of the Joint Enterprise shall be audited by two (2) independent external auditors, one each to be appointed by each party;

4. Within sixty (60) days after the end of each fiscal year, the General Manager shall present to the Board of Directors at the Annual General Meeting a report on the operations, accounting and financial statements as at the end of the previous year;

5. Statistic report, as requested by the MPTC to all operators shall be submitted to the MPTC.


19. ARBITRATION
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A.  Both parties agree that all issues pertaining to this Agreement shall be settled expediently and amicably through discussions and negotiations.

B. Failing a negotiated agreement regarding any disputes or differences pertaining to this agreement, including any question regarding its existence, validity or termination, the dispute shall be referred to Arbitration in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce. The award of such an Arbitration shall be final and binding upon parties.

C. Any Arbitration pursuant to this Article 19 shall take place at a location to be agreed by both parties, or in Singapore if there is no agreement regarding the location, and shall be conducted in English language.


20. FORCE MAJEURE


Neither party shall be liable for any breach of this Agreement caused by act of God, insurrection or civil disorder, war or military operations, national or local emergency, compliance with any statutory obligation, industrial disputes of any kind, fire, lighting, explosion, flood, subsistence, weather of exceptional severity or omissions of persons for whom neither Party to the Agreement is responsible or any other cause outside its reasonable control.


21. MISCELLANEOUS


This Agreement has been prepared in English and translated into a version in Khmer. In the event of any dispute and/or arbitration concerning this Agreement, including any question regarding its existence, interpretation, validity or termination, solely the English version shall control.


22. FINAL PROVISION


This Agreement has been prepared in both Khmer and English languages. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be fully executed on the date first written above.



MINISTRY OF POST AND TELECOMMUNICATIONS
KINGDOM OF CAMBODIA



By:  /s/ H. E. So Khun
     -----------------------------------------------------------
Name:  H. E. So Khun
Title:  Secretary of States, MPTC


                            PORTACOM WIRELESS, INC



                            By:  /s/ Paul R. Carr
                                 -----------------------------
                            Name: Paul R. Carr
                            Title:  Vice President

                            KHMER SAMEKY TELECOM CO., LTD


                            By:  /s/ Sarun Oeurn
                                 -----------------------------
                            Name: Sarun Oeurn
                            Title: President & CEO


WITNESS

By: /s/ Koy Kim Sea                By: /s/ Quyen Nguyen
    ---------------                    ----------------
Name: Koy Kim Sea                  Name: Quyen Nguyen